Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL GLOBAL TECHNOLOGIES’ RFI CORPORATION BUSINESS SEGMENT

AWARDED ISO 9001:2000 CERTIFICATION

VALHALLA, NY and BAY SHORE, NY – January 17, 2006 -- Del Global Technologies Corp. (DGTC) (“Del Global”) today announced that its RFI Corporation (“RFI”) business segment has received ISO 9001:2000 certification for quality management systems in its Bay Shore, NY facility for device manufacturing for the aerospace and medical industries. The facility was audited and registered by Underwriters Laboratories, which is an accredited ISO 9001:2000 registrar.

The ISO 9001:2000 Standard is an internationally recognized quality management system developed by the International Organization for Standardization (ISO). ISO 9001:2001 assures through independent confirmation that all design, manufacturing and sales processes adhere to this quality standard.

Founded in 1961, RFI is an industry leader in the design, manufacture and marketing of electronic noise suppression filters, magnetic components and high voltage capacitors. Serving many Fortune 500 companies, OEMs, and all major United States Government procurement agencies, RFI’s subsystems and components are used in the manufacture of products for commercial, military, aerospace, medical and industrial applications.

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Through its RFI subsidiary, Del Global manufactures electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

CONTACT:

Del Global Technologies Corp.	INVESTOR RELATIONS:
Walter F. Schneider, President & Chief Executive Officer	The Equity Group Inc.
Mark Koch, Principal Accounting Officer	Devin Sullivan (212) 836-9608
(914) 686-3650	Maura Gedid (212) 836-9605

RFI Corporation

George Apergis, General Manager

(631) 231-6400